Exhibit 10.6

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of May 14, 2018 by and among:

(1)                                 DouYu International Holdings Limited, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”);

(2)                                 DouYu Network Inc., a company incorporated under the laws of the British Virgin Islands (the “BVI Subsidiary”);

(3)                                 Douyu Hongkong Limited (斗鱼（香港）有限公司), a company organized under the laws of Hong Kong (the “Hong Kong Subsidiary”);

(4)                                 Wuhan Douyu Internet Technology Co., Ltd. (武汉斗鱼网络科技有限公司), a company organized under the laws of the PRC (“Domestic Company I”);

(5)                                 Wuhan Ouyue Online TV Co., Ltd. (武汉瓯越网视有限公司), a company organized under the laws of the PRC (“Domestic Company II” and, together with Domestic Company I, each a “Domestic Company” and collectively “Domestic Companies”);

(6)                                 each of the companies listed on Schedule A attached hereto (together with the WFOE and the Domestic Companies, the “PRC Companies” and each a “PRC Company”);

(7)                                 Mr. Shaojie Chen (陈少杰), a PRC citizen with the PRC ID number of [               ] (“Founder I”), and Warrior Ace Holding Limited, an exempted company organized and existing under the Laws of the British Virgin Islands and wholly owned by Founder I (“FounderCo I”);

(8)                                 Mr. Wenming Zhang (张文明), a PRC citizen with the PRC ID number of [               ] (“Founder II”, together with Founder I, the “Founders” and each a “Founder”), and Starry Zone Investments Limited, an exempted company organized and existing under the Laws of the British Virgin Islands and wholly owned by Founder H (“FounderCo II”, together with FounderCo I, the “FounderCos” and each a “FounderCo”);

(9)                                 SCC Growth IV 2018-D, L.P., an exempted limited partnership organized under the laws of Cayman Islands (the “Sequoia Entity I”);

(10)                          SCC Growth IV 2018-F, L.P., an exempted limited partnership organized under the laws of Cayman Islands (the “Sequoia Entity II”);

(11)                          Sequoia Capital Global Growth Fund II, L.P., an exempted limited partnership organized under the laws of Cayman Islands (the “Sequoia Entity III”); and

(12)                          Sequoia Capital Global Growth II Principals Fund, L.P., an exempted limited partnership organized under the laws of Cayman Islands (the “Sequoia Entity IV”, together with Sequoia Entity I, Sequoia Entity II, Sequoia Entity III and their permitted successors and assigns, the “Purchasers”).

The Company, the BVI Subsidiary, the Hong Kong Subsidiary, the PRC Companies, and any corporation, joint venture or other entity, directly or indirectly, Controlled by any of the foregoing or whose financial statements are intended to be consolidated with those of the Company may hereinafter be collectively referred to as the “Group Companies”, and each a “Group Company”.

The Group Companies, the Founders, the FounderCos and the Purchasers may hereinafter be collectively referred to as the “Parties”, and each a “Party”.

RECITALS:

A.                                    The Company is an exempted limited liability company established under the laws of the Cayman Islands on January 5, 2018.

B.                                    The Company is the sole shareholder of the BVI Subsidiary and the BVI Subsidiary is the sole shareholder of the Hong Kong Subsidiary, which will own 100% of the registered capital in the WFOE upon its establishment.

C.                                    The Founders, together with certain other Persons, collectively own 100% of the registered capital in Domestic Company 1. Mr. Shaojie Chen (陈少杰), one of the Founders, owns 100% of the registered capital in Domestic Company H.

D.                                    The WFOE will establish Control over the business and operation of each Domestic Company by the Captive Structure upon its establishment.

E.                                     The Company desires to issue and sell to the Purchasers and the Purchasers desires to purchase from the Company 2,500,000 Series A Preferred Shares and 440,792 Series B-1 Preferred Shares (the “Purchased Shares”) on the terms and conditions set forth in this Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION 1

INTERPRETATION

1.1.                            Certain Defined Terms. For the purpose of this Agreement, capitalized terms used in this Agreement (including the recitals) shall have the following meaning:

“Accounting Standards” means generally accepted accounting principles in the United States.

“Action” means any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any Applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, in relation to a person, any other person which, directly or indirectly, Controls, is Controlled by or is under the common Control of such person. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group, (ii) entity primarily engaged in investment and trading in the secondary securities market; (iii) the ultimate beneficial owner of an Sequoia Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the People’s Republic of China that are exclusively managed by Sequoia Capital. For the purposes of this Agreement, “Control” means, in relation to any person, having the power to direct the management or policies of such person, whether through the ownership of more than 50 percent (50%) of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, or through contractual arrangements or otherwise, and references to “Controlled” or “Controlling” shall be construed accordingly. In the case of the Purchasers, “Affiliate” shall also include (v) any general partner of either the Purchasers or any person which, directly or indirectly, Controls, is Controlled by or is under the common Control of the Purchasers, (w) any limited partner of either the Purchasers or any person which, directly or indirectly, Controls, is Controlled by or is under the common Control of the Purchasers, in each case where such limited partner holds, directly or indirectly, more than 50 percent (50%) of the limited partnership interests, (x) the fund manager managing either the Purchasers or any person which, directly or indirectly, Controls, is Controlled by or is under the common Control of the Purchasers (and general partners and limited partners (which hold, directly or indirectly, more than 50 percent (50%) of the limited partnership interests) thereof) and other funds managed by such fund manager, (y) funds managed by any of the Purchasers’ Affiliates and the general partners of such funds, and (z) trusts Controlled by or for the benefit of any such person referred to in (v), (w), (x) or (y).

“Applicable Laws” means, with respect to a person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Governmental Authority or stock exchange that is applicable to such person.

“Associate” means, with respect to any person, (i) a corporation or organization (other than the Group Companies) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity, or (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such Person.

“Articles of Association” means the amended and restated memorandum and articles of association of the Company substantially in form attached hereto as Exhibit A to be adopted at the Closing.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday or Sunday or public holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, the British Virgin Islands or the Cayman Islands.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment or Financing and in Return Investment via Special Purpose Vehicles promulgated by the State Administration of Foreign Exchange, on July 4, 2014.

“Control Documents” means the following set of contracts in a form and substance attached hereto as Exhibit 13, including without limitation, Share Pledge Agreement, Exclusive Option Agreement, Exclusive Business Cooperation Agreement, Power of Attorney and Spouse Consent Letter, which shall establish and maintain a captive structure through which the WFOE Controls each Domestic Company.

“Disclosure Schedule” means the Disclosure Schedule set forth in Schedule D from the Warrantors to the Purchasers in relation to the representations and warranties set forth in Section 5 having the same date as this Agreement and delivered to the Purchasers prior to or upon the execution of this Agreement.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

“Equity Securities” means, with respect to any person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP” means an employee share option plan to be adopted by the Board and consented by the Purchasers pursuant to Section 6.10 hereof, under which the Company will reserve a total amount of 2,106,321 Ordinary Shares for issuance to current or previous officers, directors, employees or consultants of the Group Companies.

“Governmental Authorities” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Liabilities” means, with respect to any person, all liabilities, obligations and commitments of such person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Material Adverse Effect” means (i) any event, matter, fact, condition, change, development or circumstance which is, or is reasonably likely to be, individually or together with other event, matter, fact, condition, change, development or circumstance, materially adverse to the business, operations, result of operations, properties, assets, employees, Liabilities (including contingent liabilities), condition (financial, trading or otherwise) or financial results of the Group taken as a whole, (ii) material impairment of the ability of any Party (other than the Purchasers) to perform the material obligations of such Party under this Agreement or (iii) material impairment of the validity or enforceability of this Agreement, including any events that result to (a) suspension for more than three (3) months or termination of the business of the Group or any Group Company, (b) failure of the Group or any Group Company to perform majority of its business contracts, (c) the revocation or cancellation of any approval, permit or license already obtained by the Group or any Group Company and necessary to conduct its business, or (d) any material adverse effects to the continuous business operation of the Group or any Group Company and the loss of more than ten percent (10%) of the audited gross assets of the Group or such Group Company.

“Onshore Share Transfer Agreement” means the agreement in a form and substance attached hereto as Exhibit C.

“Ordinary Shares” means the ordinary shares of par value US$0.0001 each in the share capital of the Company.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macao and the territory of Taiwan.

“Preferred Shares” means the Series Angel Preferred Shares, the Series A Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares, the Series B-4 Preferred Shares, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares and the Series D Preferred Shares to be issued prior or after the Closing by the Company.

“Principal Business” means the business of live video streaming on the Internet.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate of any of the foregoing.

“Restructuring Framework Agreement” means the agreement in a form and substance attached hereto as Exhibit D.

“RMB” means the lawful currency of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“Security Holder” means holder or beneficial owner of an Equity Security of a Group Company.

“Series E Preferred Share Purchase Agreement” means the the Series E Preferred Share Purchase Agreement entered into by and among the Company, the Founders, the FounderCos, the Domestic Companies, the WFOE and certain other parties thereto on March 8th, 2018 attached hereto as Exhibit G.

“Shares” means any of the Preferred Shares and the Ordinary Shares.

“Shareholders Agreement” means the Shareholders Agreement to be entered into by and among the parties named therein, which shall be in substantially the form and substance attached hereto as Exhibit F.

“Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose profit and loss and net earnings are consolidated with the profit and loss and net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the Accounting Standards; and (iii) any entity with respect to which the subject entity has the power to otherwise direct the business, management and policies (with respect to operational or financial control or otherwise) of that entity directly or indirectly through another Subsidiary, any contractual arrangement or otherwise (for the avoidance of doubt, each Domestic Company, all the direct and indirect Subsidiaries of each PRC Domestic Company shall be regarded as Subsidiaries of the Company).

“Tax” means any form of taxation, levy, duty, charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any national, provincial, municipal or local government or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Articles of Association, Onshore Share Transfer Agreement, Restructuring Framework Agreement and each of the other agreements and documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing (including the issuance of any Equity Securities by the Company).

“Domestic M&A Loans” means the loan provided by China Merchants Bank as set forth in the Section 4.2 of Exhibit D of this Agreement.

“US Dollar” or “US$” means the lawful currency of the United States of America.

“Warrantors” means collectively, the Founders, the FounderCos, the Group Companies and “Warrantor” means any of them.

“WFOE” means the wholly foreign owned enterprise with limited liability to be established by the Hong Kong Subsidiary under the Laws of the PRC after the execution of this Agreement, but before the Closing.

1.2.                            References. The following terms have the meaning in the Sections set forth below:

Term	Location
Act	Section 4.2
Agreement	Preamble
Arbitration Notice	Section 10.12
Balance Sheet Date	Section 5.17
Captive Structure	Section 5.10
CFC	Section 6.8(c)
Closing	Section 3.1
Closing Date	Section 3.1
Code	Section 5.19
Company	Preamble
Company Security Holder	Section 5.9
Conversion Shares	Section 5.5
Director Indemnification Agreement	Section 8.13
Disclosing Party	Section 10.10(c)
Dispute	Section 10.12
Domestic Company or Domestic Companies	Preamble
Domestic Company I	Preamble
Domestic Company II	Preamble
Establishment Documents	Section 5.30(b)
External Company	Section 6.14(b)
FCPA	Section 5.26
Financial Statements	Section 5.17
Financing Terms	Section 10.10(a)
Founder I	Preamble
Founder II	Preamble
Founder or Founders	Preamble
FounderCo I	Preamble
FounderCo II	Preamble
FounderCo or FounderCos	Preamble
Group Company or Group Companies	Preamble
HKIAC	Section 10.12
HKIAC Rules	Section 10.12
Hong Kong Subsidiary	Preamble
Indemnified Person	Section 9.1
Leased Properties	Section 5.12
Losses	Section 9.1
Material Contracts	Section 5.14
Non-Disclosing Parties	Section10.10(c)

Other Instruments	Section 5.8
Party or Parties	Preamble
PFIC	Section 5.19
PRC GAAP	Section 5.17
Projections	Section 5.28
Proprietary Assets	Section 5.13(a)
PRC Company or PRC Companies	Preamble
Purchaser	Preamble
Purchase Price	Section 2.2
Registered Intellectual Property	Section 5.13(a)
Restricted Business	Section 6.6
SAFE	Section 5.9
Secretary	Section 5.25(b)
Selection Period	Section 10.12
Tax Base Loss	Section 9.1(f)
United States Person	Section 5.25(b)
WFOE	Preamble

1.3.                            References. In this Agreement, a reference to:

(a)                   a “holding company” means, with respect to a company, any other company which directly or indirectly owns more than 50 per cent of the voting shares, registered capital or other equity interest in the first mentioned company;

(b)                   a “person” includes a reference to any individual, company, enterprise or other economic organisation, or any Governmental Authority or agency, or any joint venture, association, partnership, collective, trade union or employee representative body (whether or not having separate legal personality) and includes a reference to that person’s legal personal representatives, successors and permitted assigns;

(c)                    a “Party” or “Parties”, unless the context otherwise requires, is a reference to a party or parties to this Agreement and includes a reference to that party’s legal personal representatives, successors and permitted assigns;

(d)                   an agreement or a document is a reference to such agreement or document as amended, restated or supplemented from time to time, unless otherwise expressed to the contrary;

(e)                    any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers and directors of such party reasonably believed to have knowledge of the matter in question;

(f)                     a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

(g)                    a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or Schedule to, this Agreement;

(h)                   whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(i)                       when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, unless otherwise specified herein, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(j)                      the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(k)                   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(1)                                 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(l)                       pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(m)               references in this Agreement to a “Party” or any other Person are also to its successors and permitted assigns and transferees;

(n)                   a statutory provision includes a reference to the statutory provision as modified from time to time before the date of this Agreement and any implementing regulations made under the statutory provision (as so modified) before the date of this Agreement;

(o)                   Liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument; and

(p)                   the singular includes the plural and vice versa unless the context otherwise requires.

SECTION 2

ISSUANCE OF THE PURCHASED SHARES

2.1.                            Authorization of Issuance of Purchased Shares. As of the Closing, the Company shall have authorized, pursuant to the terms and conditions of this Agreement, the issuance to the Purchasers of 2,500,000 Series A Preferred Shares and 440,792 Series B-1 Preferred Shares.

2.2.                            Issuance of Purchased Shares. Subject to the terms and conditions hereof and in consideration of the Purchase Price set forth below, the Company hereby agrees to issue and sell to the Purchasers, and the Purchasers hereby agrees to purchase from the Company, 2,500,000 Series A Preferred Shares and 440,792 Series B-1 Preferred Shares (details of which are set forth opposite such Purchase’s name under the caption “Number and Type of Purchased Shares” in Schedule B attached hereto), for an aggregate purchase price of US$ 197,443,500 (the “Purchase Price”) (details of which are set forth opposite such Purchase’s name under the caption “Purchase Price” in Schedule B attached hereto).

SECTION 3

CLOSING

3.1.                            Closing of Issuance of Purchased Shares. The closing of the purchase and sale of the Purchased Shares hereunder (the “Closing”, and such date the “Closing Date”) shall take place remotely via the exchange of documents and signatures on a date specified by the Parties as soon as practical after satisfaction or otherwise waiver of the conditions as set forth in Section 7 and Section 8 (but in any event within three (3) Business Days thereafter, except for the conditions to be satisfied at the Closing), or at such other time and place as mutually agreed by the Parties.

3.2.                            Deliveries by Company. At the Closing, in addition to any items the delivery of which is made an express closing condition pursuant to Sections 7 and 8 hereof, the Company shall deliver to the Purchasers:

(a)                   a copy of the updated register of members of the Company as of the Closing Date, certified by the registered office provider of the Company, reflecting the issuance to the Purchasers of the numbers of the Purchased Shares pursuant to Sections 2.1 and 2.2;

(b)                   share certificate(s) representing the numbers of the Purchased Shares being purchased by the Purchasers, registered in the name of the Purchasers and certified by the registered office provider of the Company (and within five (5) Business Days following the Closing, the Company shall deliver to the Purchasers the original copy of such share certificates duly executed in accordance with the Articles of Association); and

(c)                    a copy of the updated register of directors of the Company as of the Closing Date, certified by the registered office provider of the Company, evidencing the appointment of the Sequoia Directors designated by the Purchasers as contemplated by Section 8.12.

3.3.                            Deliveries by the Purchasers. Within five (5) Business Days after the Closing, the Purchasers shall deliver to the Company the Purchase Price to (i) the escrow bank account which shall be set up and jointly controlled by the Purchasers and the Company not less than five (5) Business Days prior to the Closing, or (ii) to the bank account which shall be designated by the Company in writing to the Purchaser not less than five (5) Business Days prior to the Closing.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers hereby represents and warrants to the Company that the following statements are true and correct as of the date of this Agreement and as of the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will be true and correct as of such particular date):

4.1.                            Authorization. Each of the Purchasers has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by each of the Purchasers. This Agreement, when executed and delivered by the Purchasers, will constitute valid and legally binding obligations of the Purchasers, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2.                            Restrictions on Transfer. Each of the Purchasers understands that the Purchased Shares are characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”), only in certain limited circumstances. In this connection, each of the Purchasers represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act. Each of the Purchasers understands that the Purchased Shares have not been and will not be registered under the Act and have not been and will not be registered or qualified in any state in which they are offered, and thus the Purchasers will not be able to resell or otherwise transfer its Purchased Shares unless they are registered under the Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Warrantors hereby, jointly and severally, represent and warrant to the Purchasers that the following statements are true and correct as of the date of this Agreement and as of the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will be true and correct as of such particular date):

5.1.                            Organization, Good Standing and Qualification.

(a)                   Each of the Group Companies and the FounderCos is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, or by virtue of, the laws of their jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each of Group Companies and the FounderCos is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required.

(b)                   Each Founder possesses the legal capacity to execute and deliver this Agreement and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and such execution, delivery, performance and consummation shall not result in: (i) a breach of, or constitute a default under, any instrument to which such Founder is a party or by which such Founder is bound and which is material in the context of the transactions contemplated by this Agreement; or (ii) a breach of any Applicable Laws which are material in the context of the transactions contemplated by this Agreement.

(c)                    Each Warrantor has all requisite right, power and authority, and has taken all action necessary, to execute, deliver and to exercise its rights, and perform its obligations, under this Agreement. The Company has the authority to allot and issue the Purchased Shares in accordance with terms of this Agreement.

5.2.                            Capitalization.

(a)                   Company. Immediately prior to the Closing, the authorized share capital of the Company shall be US$50,000 divided into 500,000,000 Shares of par value US$0.0001 each. The Company is a holding company and save for its shareholding in the Company, it has not carried out any business since the date of its incorporation and does not have any assets or liabilities, and is free of any Encumbrances.

(b)                   Each FounderCo is a holding company and save for its shareholding in the Company, it has not carried out any business since the date of its incorporation and does not have any assets or liabilities, and is free of any Encumbrances.

(c)                    BVI Subsidiary. Immediately prior to the Closing, the total number of issued and outstanding shares of the BVI Subsidiary is 1, which is issued and owned by the Company free of any Encumbrances.

(d)                   Hong Kong Subsidiary. Immediately prior to the Closing, the total number of issued and outstanding shares of the Hong Kong Subsidiary is 1, which is issued to and owned by the BVI Subsidiary free of any Encumbrances.

(e)                    There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give any Encumbrance, in relation to any of shares or equity interests in the capital of any Group Company. Except as set forth in the Articles of Association, (i) no Group Company is a party or subject to any contract that affects or relates to the voting or giving or written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company, and (ii) the Company has not granted any registration rights or information rights to any other person, nor is the Company obligated to list any of the Equity Securities of any Group Company on any security exchange. Except as contemplated under this Agreement, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

5.3.                            Subsidiaries. None of the Group Companies has any Subsidiary or owns or Controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity (other than the relevant Group Companies) and does not maintain any offices or branches. None of the Founders presently owns or Controls, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, association, or any other entity other than the Group Companies. None of the PRC Companies has been liquidated nor is it insolvent, or subject to any board or shareholder resolution for its winding up or any undertakings to merge, reconstruct or liquidate itself, and no proceedings have been commenced or been threatened which might render any of the PRC Companies liquidated or insolvent.

5.4.                            Authorization. All corporate actions on the part of each Group Company and the FounderCos, its officers, directors and shareholders/stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of each Group Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Purchased Shares have been taken or will be taken prior to the Closing. This Agreement, when executed and delivered, constitutes the valid and legally binding obligation of each of the Group Companies, the Founders and FounderCos, enforceable against each of the Group Companies, the Founders and the FounderCos in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent conveyance, or other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The issuance of any of the Purchased Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.

5.5.                            Valid Issuance of Shares.

(a)                   The Purchased Shares, when issued, sold, delivered and paid for in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable securities laws and liens or encumbrances created by or imposed by the Purchasers. Subject in part to the accuracy of the representations of the Purchasers in Section 4 of this Agreement, the Purchased Shares will be issued in compliance with all applicable securities laws. The ordinary shares issuable upon conversion of the Purchased Shares (“Conversion Shares”) have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Articles of Association, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable securities laws and liens or encumbrances created by or imposed by the Purchasers. The Conversion Shares will be issued in compliance with all applicable securities laws.

(b)                   All presently outstanding Ordinary Shares of the Company and all outstanding options and other securities of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and have been issued in full compliance with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Act.

5.6.                            Organization, Good standing and Qualification. Each of the PRC Companies is duly organized, validly existing and in good standing under the laws of the PRC and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each of the PRC Companies is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect.

5.7.                            Compliance with Laws; Consents and Permits. Each of the Group Companies has not conducted any activity in violation of any Applicable Laws or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any Governmental Authority and any third party which are required to be obtained or made by each of the Group Companies, the Founders and the FounderCos in connection with the consummation of the transactions contemplated hereunder shall have been obtained or made prior to and remain effective as of the Closing. Each of the Group Companies has all approvals, franchises, permits, licenses and any similar authority necessary for the conduct of its business. None of the Group Companies, the Founders or the FounderCo is in default under any of such approvals, permits, licenses or other similar authority, nor is it or him or her in receipt of any letter or notice from any relevant Governmental Authority notifying revocation of any such approvals, permits or licenses for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Group Company, such Founder or the FounderCo. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of any Group Company which are subject to periodic renewal by any Governmental Authorities, neither any Group Company, nor any Founder, nor the FounderCo has any reason to believe that such requisite renewals will not be granted by the relevant Governmental Authorities.

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Group Companies is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement or the offer, sale, issuance or reservation for issuance of the Purchased Shares and the Ordinary Shares issuable upon conversion of the Purchased Shares.

5.8.                            Compliance with Other Instruments and Agreements. The Group Companies, the Founders and the FounderCos are not in, nor shall the conduct of their business as currently or proposed to be conducted result in, any violation, breach or default of any term of its Charter Documents, and none of the Group Companies is in breach, violation or default of any term or provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it may be bound (“Other Instruments”) or of any provision of any Governmental Order applicable to or binding upon such Group Company. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Charter Documents or any Other Instruments, or a violation of any Governmental Order, or an event which results in the creation of any Encumbrance upon any asset of any Group Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 5.8 of the Disclosure Schedule, there are no penalties and fines of whatsoever nature that have ever been imposed on any Group Company.

5.9.                            Liabilities. Except as disclosed in the Financial Statements (as defined below), each Group Company does not have any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Group Company has otherwise become directly or indirectly liable. No event of default has occurred under any agreement entered into by any Group Company relating to borrowings or indebtedness in the nature of borrowings.

5.10.                     Litigation. There is no Action currently pending or threatened (i) against any of the Founders, the FounderCos, or Group Companies or any officer, director or employee of any Group Company that would, individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) questions the validity of this Agreement, the right of any Group Company or the FounderCos or such Founder to enter into this Agreement, or to consummate the transactions contemplated hereby and thereby, or (iii) that might result, individually or in the aggregate, in any Material Adverse Effect. None of the Founders, the FounderCos and the Group Companies, its officers or directors is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by any Group Company currently pending or that any Group Company intends to initiate. The foregoing includes, without limitation, Actions pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any of the Group Company’s employees, their services provided in connection with Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

5.11.                     Disclosure. The Warrantors have fully provided the Purchasers with all the information that the Purchasers has reasonably requested for deciding whether to purchase the Purchased Shares and all the information that the Warrantors believe is reasonably necessary to enable the Purchasers to make such decision. No representation or warranty by any Warrantor in this Agreement and no information or materials provided by any Warrantor to the Purchasers in connection with the due diligence investigation of any Group Company or the negotiation and execution of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.12.                     Entire Business. The Group Companies are engaged solely in the Principal Business and have no other business activities. There are no material facilities, services, assets or properties shared with any entity other than the Group Company which are used in connection with the businesses of the Group Companies.

SECTION 6

COVENANTS OF WARRANTORS

6.1.                            Use of Proceeds. The proceeds paid by the Purchasers for the purchase of the Purchased Shares shall not be used by the Group Companies until the Domestic Company II has fully paid off the purchase price to Purchasers’ Affiliates pursuant to the Onshore Share Transfer Agreement (the “Domestic Purchase Price”) or with prior written consent of the Purchasers.

6.2.                            Registration with Governmental Authorities. Each of the Group Companies, the Founders and the FounderCos shall ensure that all applicable filings and registrations with the PRC Governmental Authorities so required shall be duly completed in accordance with the relevant rules and regulations, including, without limitation, any such filings and registrations with the Ministry of Commerce, the Ministry of Information Industry, the SAIC, the SAFE, tax bureau, customs authorities, product registration authorities and the local counter-part of each of the aforementioned Governmental Authorities, in each case, as applicable.

6.3.                            Business of the PRC Companies. The PRC Companies shall, and the Founders shall cause the PRC Companies to, restrict their business to the Principal Business.

6.4.                            Composition of the Board of Directors. The Board of Directors shall be constituted in accordance with the Articles of Association, and the board of directors of each Group Company shall be so constituted that it shall have the same number of directors and the same composition as the Company, unless otherwise approved by the Board of Directors.

6.5.                            Joinder of other Subsidiaries to this Agreement. If any Group Company or its Affiliates or Associates forms or acquires an equity stake in any other Subsidiary, each Warrantor covenants and agrees to take all actions necessary to cause such other Subsidiary to enter into and become a party to this Agreement, as a “Group Company,” and a “Warrantor”.

6.6.                            Access. Between the date hereof and the Closing Date, the Warrantors shall permit the Purchasers, or any representative thereof, at their own expense, upon reasonable advance notice, during working hours to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies and (d) review such other information as the Purchasers reasonably requests, in such a manner so as not to unreasonably interfere with their normal operations.

6.7.                            Control Documents. The Warrantors shall cause the WFOE, the Domestic Companies and each of the Shareholders of the Domestic Companies respectively to execute the Control Document in form and substance satisfactory to the Purchaser in a timely manner after the Closing, and the Company shall take full control of the Domestic Companies upon the effectiveness of such Control Documents. The Company shall provide the executed copies of the Control Documents to the Purchasers within three (3) business days upon the execution of the Control Documents.

6.8.                            Execution of Shareholders Agreement. The Warrantors shall cause the Company and its shareholders to execute a Shareholders Agreement in substantially the form and substance attached hereto as Exhibit F on the closing date as contemplated in Series E Preferred Share Purchase Agreement.

6.9.                            Transfer of Purchase Price. If the Purchase Price is delivered pursuant to subsection (ii) of Section 3.3, the Warrantors shall procure the Company to set up an escrow account jointly controlled by the Purchaser and the Company and transfer the Purchase Price to such account within sixty (60) days after the Closing. Notwithstanding the foregoing, after the Purchase Price is transferred by the Company to such escrow account mentioned above, the Company shall be entitled to decrease the amount of funds deposited under such escrow account along with the payment of the Domestic Purchase Price, such that the aggregate amount of funds deposited under such escrow account shall always in proportion to the unpaid part of the Domestic Purchase Price.

6.10.                     FCPA. The Company represents that it shall not and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anticorruption law. The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. For the purpose of this Section 7.11, “FCPA” means the United States Foreign Corrupt Practices Act, 15 U.S.C. §78-dd-1, et seq.; “U.K. Bribery Act” means United Kingdom Bribery Act 2010.

SECTION 7

CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement at the Closing are subject to the fulfillment, to its satisfaction, or waiver by the Company, at or before the Closing, of the following conditions:

7.1.                            Representations and Warranties True and Correct. The representations and warranties of the Purchasers contained in Section 4 shall be true and correct when made, and shall be true and correct as of the date of the Closing, with the same force and effect as if they had been made on and as of such dates, subject to changes contemplated by this Agreement.

7.2.                            Performance of Obligations. The Purchasers shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

7.3.                            Consents and Waivers. The Purchasers shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, all permits, authorizations, approvals, consents or permits of any Governmental Authority or regulatory body.

SECTION 8

CONDITIONS TO THE PURCHASERS’ OBLIGATIONS
AT THE CLOSING

The obligations of the Purchasers under this Agreement at the Closing are subject to the fulfillment, to its satisfaction, or waiver by the Purchasers, at or before the Closing, of the following conditions:

8.1.                            Representations and Warranties True and Correct. The representations and warranties of the Warrantors contained in Section 5 shall be true and correct when made, and shall be true and correct as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

8.2.                            Performance of Obligations. Each of the Warrantors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

8.3.                            Legal Compliance. The Group Companies, the Founders and the FounderCos shall have satisfied any applicable legal requirements including, without limitation, compliance with applicable PRC laws.

8.4.                            Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions, to be passed, executed and/or delivered by the Group Companies and the FounderCos shall be satisfactory in substance and form to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

8.5.                            No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

8.6.                            Approvals, Consents and Waivers. Each Warrantor shall have obtained any and all approvals, consents and waivers necessary for consummation of the sale and purchase of the Purchased Shares as contemplated hereby, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any Governmental Authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares at the Closing.

8.7.                            Register of Members. The Purchasers shall have received a copy of the Company’s register of members, certified by the registered agent of the Company as true and complete as of the date of the Closing, updated to show the Purchasers as the holder of the Purchased Shares as of the Closing.

8.8.                            Adoption of Articles of Association. The Articles of Association shall have been duly adopted by the Company by all necessary action of the Board of Directors and/or the members of the Company, and such adoption shall become effective prior to the Closing with no alternation or amendment as of the Closing, and shall be duly filed with the Registrar of Companies of the Cayman Islands as soon as practicable after the Closing.

8.9.                            Board of Directors. The Purchasers shall be entitled to appoint one (1) director in the Board of the Company. The Purchasers shall have received a copy of the Company’s updated register of directors, certified by the registered agent of the Company as true and complete as of the date of the Closing.

8.10.                     Indemnification Agreements. The Company shall have delivered to the Purchasers a copy of indemnification agreement among the Company, the Purchasers and the director appointed by the Purchasers, duly executed by the Company (the “Indemnification Agreement”) in substantially the form and substance attached hereto as Exhibit E.

8.11.                     Transaction Documents. Each of the parties to the Transaction Documents, other than the Purchasers, shall have executed and delivered such Transaction Documents to the Purchasers, and none of the Group Companies have any breach of the Transaction Documents.

8.12.       SAFE Registration. The Founders of the Company (as applicable) shall have complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, including without limitation, Circular 37, with copies of documents evidencing the same delivered to the Purchasers.

SECTION 9

INDEMNITY

9.1.         Indemnification. To the fullest extent permitted by Applicable Laws, each Warrantor, jointly and severally (other than Section 9.1, covenants and agrees to indemnify and hold harmless each of the Purchasers and its affiliates, limited partners, members, shareholders, employees, agents and representatives (each an “Indemnified Person”), from and against any and all losses, claims, Actions, damages, Liabilities and expenses (joint or several), including attorneys’ fees and disbursements and all other expenses incurred in investigating, preparing, compromising or defending against any such litigation, commenced or threatened, or any claim whatsoever and all amounts paid in settlement of any such claim or litigation, to which any of the Indemnified Persons may become subject (“Losses”), as incurred, insofar as such Losses arise out of or are based upon:

(a)      any inaccuracy in or breach of any representations or warranties made by the Warrantors in this Agreement;

(b)      any failure of any Warrantor to perform any of its obligations under, or comply with any provisions of, this Agreement;

(c)       any delay in payment or underpayment of, or any failure to pay, welfare funds, social benefits, medical benefits, social insurance, housing funds, retirement benefits, pensions or the like on or before the Closing;

(d)      any Loss attributable to any failure of any Warrantor to comply with Applicable Laws or obtain any governmental approval, license or permit necessary to carry out the business of the Group Companies on or prior to the Closing Date;

(e)       any Loss attributable to (i) any Taxes (or the non-payment thereof) of any Group Company for all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing, and (ii) all Liability for any Taxes of any other person imposed by any Governmental Authority or instrumentality on any Group Company as a transferee, successor, or withholding agent in connection with an event or transaction occurring before the Closing; provided that the Warrantors shall not be liable for the Loss arising as a result of (i) a provision or reserve in respect of the Liability made in the Financial Statements being insufficient by reason of any increase in tax rates announced after the Closing with retrospective effect, and (ii) any law applicable to such Group Company, which comes into force after the Closing with retroactive effect.

9.2.         Procedure. Each Indemnified Person will notify each Warrantor in writing of any action against such Indemnified Person in respect of which any Warrantor is or may be obligated to provide indemnification hereunder promptly after the receipt of notice or knowledge of the commencement thereof. The failure of any Indemnified Person to notify any Warrantor shall not relieve such Warrantor from any Liability which it may have to such Indemnified Person under this Section 9.2 or otherwise unless the failure to so notify results in the forfeiture by such Warrantor of substantial rights and defenses and will not in any event relieve such Warrantor from any obligations other than the indemnification provided for herein. Each Warrantor will have the right to participate in, and, to the extent the indemnifying Party so desires, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Person. However, the Indemnified Person will have the right to retain separate counsel and to participate in the defense thereof, with the reasonable documented fees and expenses of such counsel to be paid by the Warrantors if representation of such Indemnified Person by the counsel retained by the Warrantors would be, in the Indemnified Person’s view, inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Warrantors will be responsible for the expenses of such defense even if the indemnifying Party does not elect to assume such defense. None of the Warrantors may, except with the consent of the Indemnified Person, consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the Indemnified Person of all Liability in respect of such claim or litigation.

9.3.         Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any Party or Indemnified Person may otherwise have.

9.4.         Restrictions on Indemnification. The amount of indemnification liability of any Founder or his FounderCo under this Section 9 to all Indemnified Persons shall be limited to the value of all the Shares then held by such Founder or his FounderCo. For the avoidance of doubt, such Founder or FounderCo is entitled to choose the following ways to perform and assume its indemnification liabilities: (i) payment by cash, (ii) transfer of Shares held by it, or (iii) other ways permitted by Applicable Laws.

SECTION 10

MISCELLANEOUS

10.1.       Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the parties hereunder.

10.2.       Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments. This Agreement and the rights and obligations herein may not be assigned by any party without the written consent of all other parties, provided that the Purchasers may assign any or all of its rights and obligations herein to a Person designated by the Purchasers prior to the Closing.

10.3.       Entire Agreement. This Agreement and the schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements contained in any written agreements or instruments executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.4.       Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule C hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule C or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule C with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.4 by giving, the other party written notice of the new address in the manner set forth above.

10.5.       Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all Parties hereto.

10.6.       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such former party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.

10.7.       Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

10.8.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument and this Agreement shall only take effect upon the execution by each of the Parties hereto.

10.9.       Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

10.10.     Confidentiality and Non-Disclosure.

(a)      Disclosure of Terms. The terms and conditions of this Agreement and all exhibits and schedules attached hereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

(b)      Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys on a need-to-know basis, in each case only where such persons or entities are under appropriate nondisclosure obligations.

(c)       Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any of the exhibits and schedules attached hereto, or any of the Financing Terms hereof in contravention of the provisions of this Section 10.10, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(d)      Other Information. The provisions of this Section 10.10 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

(e)       Restriction on the Use of “Sequoia”. Without the written consent of Sequoia Capital, the Company, the HK Co, the Domestic Companies, the WFOE and their shareholders (excluding Sequoia Capital) shall not use the name or brand of Sequoia Capital or its Affiliate, claim itself as a partner of Sequoia Capital or its Affiliate, or make any similar representations. Without the written approval of Sequoia Capital, the Company, the HK Co, the Domestic Companies, the WFOE and their shareholders (excluding Sequoia Capital) shall not make or cause to be made any press release, public announcement or other disclosure to any third party in respect of this Agreement, any other Transaction Documents or Sequoia Capital’s subscription of share interest of the Company.

10.11.     Further Assurances. Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

10.12.     Dispute Resolution. Any controversy or claim (each a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the Arbitration Notice is submitted. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration (the “Selection Period”). Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The chairman of the HKIAC shall select the third arbitrator. If either party to the arbitration fails to appoint an arbitrator with the Selection Period, the relevant appointment shall be made by the chairman of the HKIAC. The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 10.12, including the provisions concerning the appointment of the arbitrators, this Section 10.12 shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

10.13.     Expenses. The Warrantors shall pay all of their own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Company shall reimburse the Purchasers for all out-of-pocket documented legal, professional and other third-party fees, costs and expenses incurred by the Purchasers in connection with the conduct of its industry, legal and financial due diligence and its negotiation, preparation, execution and completion of this Agreement hereunder up to a maximum of US$250,000. The Company shall reimburse the Purchasers pursuant to this Section 10.13 within ten (10) Business Days after receiving the reimbursement request from the Purchasers.

10.14.     Termination. This Agreement may be terminated by the Purchasers with respect to its own rights and obligations on or after June 30, 2018, by written notice to each of the other Parties, if the Closing has not occurred on or prior to such date. Such termination shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or Applicable Law.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

DouYu International Holdings Limited

By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Director

BVI SUBSIDIARY:

DouYu Network Inc.

By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Director

HONG KONG SUBSIDIARY:

Douyu Hong Kong Limited
(鬥魚(香港)有限公司)

By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Director

[DouYu International Holdings Limited - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PRC COMPANIES

Wuhan Douyu Internet Technology Co., Ltd. (武汉斗鱼网络科技有限公司)

By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Legal Representative /s/ Seal of Wuhan Douyu Internet Technology Co., Ltd.

Wuhan Ouyue Online TV Co., Ltd. (武汉瓯越网视有限公司)

By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Legal Representative /s/ Seal of Wuhan Ouyue Online TV Co., Ltd.

[DouYu International Holdings Limited - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FOUNDERCOS:

Warrior Ace Holding Limited

By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Director

Starry Zone Investments Limited

By:	/s/ ZHANG Wenming
Name: ZHANG Wenming (张文明)
Title: Director

FOUNDERS:

/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)

/s/ ZHANG Wenming
Name: ZHANG Wenming (张文明)

[DouYu International Holdings Limited - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SUBSIDIARIES OF EACH DOMESTIC COMPANY:

Wuhan Yuxing Tianxia Culture Media Co., Ltd. (武汉鱼行天下文化传媒有限公司) /s/ Seal of Wuhan Yuxing Tianxia Culture Media Co., Ltd.	Wuhan Yu Leyou Internet Technology Co., Ltd. (武汉鱼乐游网络科技有限公司) /s/ Seal of Wuhan Yu Leyou Internet Technology Co., Ltd.

Wuhan Yuyin Raoliang Culture Media Co., Ltd. (武汉鱼音绕梁文化传媒有限公司) /s/ Seal of Wuhan Yuyin Raoliang Culture Media Co., Ltd.	Wuhan Douyu Education Consulting Co., Ltd. (武汉斗鱼教育咨询有限公司) /s/ Seal of Wuhan Douyu Education Consulting Co., Ltd.

Wuhan Yuwan Culture Media Co., Ltd. (武汉鱼玩文化传媒有限公司) /s/ Seal of Wuhan Yuwan Culture Media Co., Ltd.	Wuhan Xiaoyu Chuhai Internet Technology Co., Ltd. (武汉小鱼出海网络科技有限公司) /s/ Seal of Wuhan Xiaoyu Chuhai Internet Technology Co., Ltd.

[DouYu International Holdings Limited - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INVESTORS:

SCC Growth IV 2018-D, L.P.

By: SC China Growth IV Management, L.P.
a Cayman Islands Exempted Limited partnership

By: SC China Holding Limited
a Cayman Islands limited liability company
its General Partner

By:

/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

SCC Growth IV 2018-F, L.P.

By: SC China Growth IV Management, L.P. a Cayman Islands Exempted Limited partnership

By: SC China Holding Limited a Cayman Islands limited liability company its General Partner

By:

/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

[DouYu International Holdings Limited - Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INVESTORS:

SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. Each a Cayman Islands exempted limited partnership

By:	SC GLOBAL GROWTH II MANAGEMENT, L.P., a Cayman Islands exempted limited partnership General Partner of Each

By:	SC US (TTGP), LTD., a Cayman Islands exempted company, its General Partner

By:

/s/ Douglas W. Leone
Name: Douglas W. Leone
Title: Authorized Signatory

[DouYu International Holdings Limited - Signature Page to Share Purchase Agreement]